Exhibit 99

GENERAL MILLS ELECTS JORGE A. URIBE TO BOARD OF DIRECTORS

MINNEAPOLIS – May 3, 2016 – General Mills (NYSE:GIS) today announced the election of Jorge A. Uribe to its board of directors effective June 1, 2016.

Uribe retired in 2015 from his role as Global Productivity and Organization Transformation Officer at Procter & Gamble, where he was responsible for the company’s major productivity initiatives and broad-based structural and cultural re-design. A native of Colombia, Uribe previously served as the Group President of Latin America at Procter & Gamble, managing businesses in more than 20 Latin American and Caribbean countries with over 18,000 employees. As Group President, Uribe oversaw a tripling of net sales from $2.8 billion in 2004 to more than $8 billion in 2012. Earlier in his career, Uribe served as Vice President for Venezuela and the Andean Region, managing the firm’s business in Venezuela, Colombia, Peru, Ecuador, and Bolivia. He previously held management positions in a number of countries around the world, including Switzerland, Malaysia, and Saudi Arabia. Uribe also serves on the board of Ingredion Incorporated, United Way Worldwide, and Colombian companies Grupo Argos S.A. and Carvajal S.A.

“Jorge adds tremendous consumer packaged goods marketing and operating expertise to our board, particularly in international and emerging markets,” said Ken Powell, General Mills Chairman and CEO. “With his track record of delivering transformational structural and cultural change and value creation, Jorge’s insights and expertise will be invaluable as we continue to advance our global Consumer First strategy and drive top-line growth and margin expansion for GIS shareholders.”

With the election of Uribe, General Mills has added six new independent directors in the past two years, enhancing the board’s depth and expertise. The new directors include experienced leaders with consumer packaged goods and other relevant industry experience across key areas, including operations, marketing and brand-building, finance, health and wellness, public policy, investment management, private equity, and corporate governance.

“Our board and management team are squarely focused on delivering market-leading growth, margin expansion, and top-tier shareholder returns,” said Powell. “Collectively, our board appointments reflect our continued commitment to achieving high levels of performance as we execute our strategic plan and deliver long-term shareholder value.”

About General Mills
General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Haagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills had fiscal 2015 worldwide sales of US $18.7 billion, including the company’s US $1.1 billion proportionate share of joint-venture net sales.

Contacts
For further information: (analysts) Jeff Siemon: 763-764-2301; (media) Bridget Christenson: 763-764-6364